                                  CANDLE CORPORATION
                              SOFTWARE AGENCY AGREEMENT

    This SOFTWARE AGENCY AGREEMENT ("AGREEMENT") is entered on October 7, 1996 ("EFFECTIVE DATE") by CANDLE Corporation with offices at 2425 Olympic Blvd., Santa Monica, CA 90404, ("CANDLE") and Level 8 Systems Inc. ("AGENT"), with its principal place of business at One Penn Plaza, Suite 3401, New York, New York 10119 and refers to the following facts:

                                       RECITALS

1. CANDLE licenses, markets, distributes, and maintains certain software products;

2. Agent markets software products and wishes to acquire from CANDLE the right to solicit Candle's Products in the Territory;

NOW, THEREFORE, the parties agree as follows:

1.  DEFINITIONS

    a. "END-USER" means the entity or person, resident in the Territory, sublicensing CANDLE's products from CANDLE for its internal use, pursuant to an End-User License without any right to sublicense.

    b. "END-USER LICENSES" "Licenses" mean License and Trial License Agreements, and any other contracts or agreements entered into with End-Users regarding the licensing and support of the Products.

    c. "PRODUCT(S)" means the object code version of one or more of the computer programs listed in Schedule A, attached to this Agreement, which CANDLE may amend from time to time, and any technical Documentation relating to such programs.

    d.   "TERRITORY" means North America.

    e. "SITE" means a single location of Licensee composed of a single building or a building complex.

2.  APPOINTMENT AND GRANT OF LIMITED MARKETING RIGHTS

    a.   LICENSE GRANT.  CANDLE grants to Agent the following licenses:

         i. a non-exclusive, limited right to market and solicit Products to End-Users located in the Territory;

         ii. a limited, non-transferable, non-exclusive right to use the Products for demonstration purposes. Agent shall have no access to the source code for the Products.

    b. DISTRIBUTION OUTSIDE TERRITORY. Promotion, solicitation or marketing the Products outside the Territory requires CANDLE's prior express written consent which Candle may withhold in its discretion.

    c. LEGAL ACTION. Agent agrees that CANDLE may bring any legal or equitable actions, either in its own or Agent's name for: i) breach by any End-User Licenses, or (ii) infringement of any proprietary and intellectual property rights of CANDLE.

    d. SCOPE OF LICENSE. Agent shall not distribute or enter into sublicenses regarding the Products with any third parties without CANDLE's prior written consent which CANDLE may withhold in its discretion.

    e. OTHER RESERVED RIGHTS. CANDLE reserves all rights not specifically granted to Agent, including, without limitation, the right to create enhancements and derivative works, and the rights to all its intellectual property rights. CANDLE may keep all revenue generated as a result of such activities, and such revenue will not be subject to this Agreement.

3.  MARKETING OBLIGATIONS OF AGENT

    a. PROMOTION EFFORTS. Agent will use its reasonable efforts to solicit promote and market the Products to End-Users in the Territory by providing seminars, education, trade shows and similar promotional activities in the Territory. If Agent prepares any marketing materials on the Products, it shall submit such materials to CANDLE for its prior written approval.

    b. PERSONNEL AND SHARED ASSISTANCE. Within three (3) months following the execution of this Agreement, and for the duration of this Agreement, Agent will train and maintain at least one capable person in sales and one in support: (i) to serve the demands and needs of End-Users in the Territory, to demonstrate the Products; and (ii) otherwise to carry out the obligations and responsibilities of Agent set forth in this Agreement.

    c. REMOVAL OF TRADEMARKS. Agent agrees not to remove any notices, legends or marks appearing on or in the packaged materials including the first screen of the Products and the documented and external packaging materials. Agent shall reproduce such trademarks and trade names on documents as necessary to market, advertise, and solicit the Products. Agent may not market the Products under any other or different names than those specified by CANDLE. Agent agrees to assist CANDLE in taking any reasonable steps at CANDLE's cost that may be necessary to protect CANDLE's rights in the trade names and trademarks of the Products. Agent shall not register or use any of CANDLE's trademarks or trade names or any word, symbol, or design confusingly similar thereto, as part of its corporate name.

    d. COMPLIANCE WITH LAW. Agent shall be subject to all applicable laws in performing all its duties under this Agreement. At its own expense, Agent shall take such necessary action as may be necessary to enable Agent to obtain and keep current all government licenses, permits and approvals, necessary or advisable for the promotion, and marketing of the Products in the Territory.

         e. CONFLICTS OF INTEREST. During the term of this Agreement and for a period of two (2) years after the termination of this Agreement, neither Agent nor any parent or subsidiary of Agent, shall enter into any agency agreement to market, promote, license, sell or otherwise make available during the term of this Agreement, either directly or indirectly, or through an entity which is in any way financially or contractually related to Agent, any products which in CANDLE's reasonable opinion substitute for, are competitive with, or perform functions substantially similar to those performed by the Products. Candle may immediately terminate this Agreement if Agent breaches this Section. After the expiration of this, the companies will renegotiate this term in good faith.

4.  MARKETING OBLIGATIONS OF CANDLE

    CANDLE represents and warrants as follows:

         PRODUCTS. CANDLE will supply Agent at its cost with one copy of the Products for demonstration purposes and such other materials or information, including marketing brochures to assist Agent in promoting and soliciting the Products in the Territory.

5.  TERM AND TERMINATION

    a. TERM. The term of this Agreement shall commence on ____________ the Effective Date for a period of one year and shall automatically renew for one year periods unless either party provides the the other party with one hundred twenty (120) days prior written notice. Notwithstanding any other provision, the Agreement may be terminated before the expiration of its stated term as set forth below.

    b. CANDLE TERMINATION FOR CAUSE. CANDLE may promptly terminate this Agreement at any time before the expiration of its stated term, or thereafter, in the event that Agent breaches CANDLE proprietary or other intellectual property rights or makes material misrepresentations to third parties regarding the Products.

    c. TERMINATION FOR CAUSE. Either party may terminate this Agreement at any time prior to the expiration of its stated term, or thereafter, in the event that:

         (i) The other party fails to perform any material obligation, warranty, or defaults on any obligation under this Agreement and such failure or default continues unremedied for period of thirty (30) days; or

         (ii) Agent is merged, consolidated, sells all or a majority of its assets, or implements or suffers any substantial change in management or control effecting a majority of its shares.

    d. AUTOMATIC TERMINATION. This Agreement terminates automatically, with no further action by either party, if a receiver is appointed for either party or its property, either party makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against either party under any bankruptcy, insolvency or debtor's relief law or either party is liquidated or dissolved. This Agreement shall also terminate automatically if Agent ceases usual business operations.

    e. NO CONSEQUENTIAL DAMAGES FOR TERMINATION. Under no circumstances will CANDLE be liable to Agent for damages of any kind, including incidental or consequential damages, for terminating this Agreement even if advised of the possibility of such damages.

    f. REMEDIES NOT EXCLUSIVE. Except as specifically provided to the contrary herein, the right of either party to terminate this Agreement is not an exclusive remedy and either party shall be entitled alternatively or cumulatively to any and all other remedies available to it.

    g. GOODWILL. Agent agrees that any goodwill/or market share created by the Products or Agent's efforts pursuant to this Agreement will not generate any separate or additional compensation, clientele indemnity, termination damages, or special damages of any other kind from CANDLE to Agent and that any such goodwill belongs to CANDLE. Agent shall invest as required in its discretion to market and support the Products during the term of this Agreement, including without limitation building up the market, and further agrees that Agent's sole return and reimbursement for this shall be from Agent's share of payments set forth herein and from no other source. On termination, Agent shall not make any claim, demand, or request for any additional remuneration whatsoever and shall hold harmless and indemnify CANDLE against any such claim, demand or request.

6.  TERMINATION PROCEDURE

    a. EFFECT OF TERMINATION. Upon termination of this Agreement for whatever reason:

         (i) Agent shall no longer solicit or market the Products to End-Users in the Territory. CANDLE shall no longer compensate Agent for such activities.

         (ii) Agent shall deliver to CANDLE, at no cost to CANDLE, within thirty (30) days after termination hereof, any existing Candle customer list, tapes, documentation, inventory, demonstration copies and materials of whatever kind or nature regarding the Products, in Agent's possession or control.

         (iii) The parties shall use their best efforts to carry out an orderly termination of their relations and to provide a smooth transition, from Agent to CANDLE or CANDLE's designated representative.

         (iv) Each End-User may continue to use the Products licensed under valid End User Licenses, it being understood that the End-Users' rights set forth are independent of this Agreement and will survive termination of this Agreement.

         (v) Agent will cease to use any CANDLE trademarks or trade names, and will promptly return to CANDLE all advertising, promotional, and similar materials and cancel all advertising and promotion of the Products.

         (vi) For a period of six (6) months after the date of termination, Agent shall make available to CANDLE for inspection and copying all books and records of Agent regarding Agent's performance of and compliance with its obligations, warranties, and representations under this Agreement.

         (vii) Any provision of this Agreement which is by its terms applicable to periods or actions occurring after expiration or termination of the Agreement including, without limitation all provisions regarding solicitation, advertising, proprietary and intellectual property rights, compensation, warranties and representations shall survive this Agreement. CANDLE agrees to pay to Agent any fees regarding Agent's solicitation activities during the term of this Agreement after the expiration or termination of this Agreement.

7.  LICENSE PROCEDURE

    a. END-USER LICENSES. Only CANDLE may enter into license agreements with End-Users. Once an End-User has agreed to license the CANDLE Products, Agent shall pass the End-User's name, address and number of Products to CANDLE so CANDLE can send licenses to the End-User. This Agreement does not require the Agent to provide technical support, any maintenance and other similar services required after Licenses with End-Users have been entered into.

    b. DISTRIBUTION OF PRODUCTS. Agent shall notify CANDLE of the name, address and Products of each End-User who requires Product tapes to be shipped. Upon receipt of each confirmed order pursuant to an End-User License, CANDLE will ship the Products to End-User(s) business place directly. Agent shall not maintain an inventory of the Products tapes at any of its business places, except copies for demonstration purposes only.

    c. DISCONTINUANCE OF PRODUCTS. CANDLE may discontinue to publish, distribute or license any Products or features at any time, without notice, and may cancel any orders for such discontinued Products without any liability to Agent or any other third parties. No such cancellation, refusal or delay will be deemed a termination (unless CANDLE so advises Agent) or breach of this Agreement by CANDLE. Notwithstanding the above, CANDLE will use its best efforts to provide Agent with 90 days prior notice before taking such actions.

    d. CHANNEL CONFLICT.   In the event the parties to this Agreement have a
    dispute regarding who solicited an End-User for the CANDLE Products, the parties agree to work out in good faith a reasonable solution to this conflict. In the event Agent has a dispute with another Candle distributor, agent or reseller regarding a solicitation of CANDLE Products to an End-User account, CANDLE shall in good faith arbitrate this dispute. CANDLE's decision in this dispute shall be final.

8.  COMPENSATION, SHIPMENT AND ADMINISTRATION

    a. COMPENSATION. CANDLE shall pay to Agent a 15% compensation of the net revenue (calculated without taking into account any taxes, including without limitation, any value-added, sales, use, excise, property or other tax, imposed by any governmental authority arising out of the transactions under this Agreement which Candle or the End User may have to pay or collect) received by Candle from the End User for each Product sold.



    b. FOLLOW UP SALES. For a period of six (6) months following the initial sale to an End-User at a particular Site, the obligation set forth in Section 8.a. shall also apply regarding any follow up sales of the Products to the same Site. An extension of such six (6) months period shall be negotiated in good faith by the parties to take into account transactions, such as pilot or trial sales, extending for longer periods.

    c. QUARTERLY REPORTS. Within three (3) business days after the end of each calendar quarter during the term of this Agreement and for forty-five
    (45) days thereafter, Agent shall provide CANDLE, by facsimile, a prospect registration form to be agreed on by the parties, for each End-User License that is expected to be granted during the next quarter, and such other forms and information as CANDLE may request from time to time to determine the source of the compensation and other amounts due hereunder.

    d. NOTIFICATION. Each party will notify the other in writing of (i) any claim or proceeding involving the Products within the Territory no later than ten (10) days after the party learns of such claim or proceeding; (ii) all claimed and suspected product defects; and (iii) any change in its management or control or any transfer of more than twenty-five percent (25%) of its assets or voting power within thirty (30) days thereof.

9.  LIMITATION OF WARRANTIES AND INDEMNIFICATION OF AGENT

    a. WARRANTY POLICY. CANDLE makes no warranties or representations as to the performance of the Products or as to services to Agent, to End-User, or to any other person. CANDLE reserves the right to change its warranty and service policy set forth in such End-User Licenses or otherwise, at any time, without further notice and without liability to Agent or any other person.

    b. DISCLAIMER OF WARRANTIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

    c. NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL CANDLE BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF CANDLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    d. LIMITED LIABILITY. THE LIABILITY OF CANDLE, IF ANY, FOR DAMAGES RELATING TO ANY OF THE PRODUCTS SHALL BE LIMITED TO THE ACTUAL LICENSE FEE RECEIVED BY CANDLE FOR SUCH PRODUCT.

10. INDEMNIFICATION

    Each party will defend and indemnify the other party (including reasonable attorney's fees and costs of litigation) against and hold the other party harmless from, any claims by any third party resulting from either party's misrepresentations, regarding the Products.

       CANDLE agrees to defend or, at its option, settle any action or claim based upon a third party's claim of patent, copyright trade name or trade secret infringement asserted against Agent because of its use of the Products as delivered by CANDLE, provided that CANDLE is given prompt notice of the action or claim and the right to control and direct the investigation, defense and settlement thereof, and further provided that Agent shall reasonably cooperate with CANDLE in connection with the foregoing.

11.  INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

     a. INTELLECTUAL PROPERTY RIGHTS. Agent acknowledges CANDLE's exclusive right, title and interest in and to any patents, copyright, trademarks, trade names and similar rights which CANDLE may at any time own, adopt, use or register in the Territory (jointly referred to as the "INTELLECTUAL PROPERTY RIGHTS") and will not at any time do or cause to be done any act or thing contradicting or in any way impairing or tending to impair any part of said right, title and interest. Agent specifically acknowledges that its appointment as agent and its representation of any Products identified by any Intellectual Property Rights shall not create in Agent any right, title, or interest in such rights.

     b. CONFIDENTIAL INFORMATION. During the terms of this Agreement, CANDLE may disclose to Agent certain proprietary information, including but not limited to technical information, business and financial data and other trade secrets relating to CANDLE's business ("CONFIDENTIAL INFORMATION"). Agent agrees that this

     Confidential Information constitutes valuable business assets of CANDLE, the disclosure of which to third parties may cause irreparable damage. Agent agrees not to disclose the Confidential Information to any parties without CANDLE's prior written consent. This obligation shall survive the termination of this Agreement.

     Agent agrees that it will only use the Intellectual Property Rights and Confidential Information to market and maintain the Products, and that, upon expiration or termination of this Agreement, it will discontinue all use of the Intellectual Property Rights and Confidential Information without demand or judicial resolution.

     Agent shall promptly notify CANDLE of any infringements, imitations, illegal use, or misuse of the Intellectual Property Rights and Confidential Information which come to Agent's attention. Agent agrees to take any action requested by CANDLE, at CANDLE's reasonable expense, in any court administrative agencies or otherwise, to prevent the infringement, imitation or illegal use or misuse of any Intellectual Property Rights and Confidential Information. Agent agrees to assist CANDLE in protecting CANDLE's Intellectual Property Rights and Confidential Information in the Territory and to make promptly available to CANDLE and its attorneys all of Agent's files, records and other information pertaining to the advertising, promotion and solicitation of the Products.

12.  EXPORT CONTROLS

     Agent acknowledges the Products originate in the United States and Agent agrees to comply with any applicable U.S. laws, regulations, rulings and executive orders on exportation (including, without limitation, the export and destination control regulations of the United States Commerce and State Departments and the anti-boycott regulations of the United States Commerce and Treasury Departments) and with all applicable laws on import or export of the Products. Agent warrants and represents that it will not export or re-export outside the Territory any of the Products, whether directly or indirectly.

     Agent agrees to indemnify CANDLE against any claim, demand, action, proceeding, investigation, loss, liability, or damage expense suffered or incurred by CANDLE and arising out of or related to any violation (whether intentional or unintentional) by Agent of any of the warranties or covenants in this paragraph and to cooperate with CANDLE at no charge to CANDLE in responding to and, defending any such claim.

13   GENERAL PROVISIONS

     a. MODIFICATIONS AND AMENDMENTS. This Agreement shall not be modified, amended, canceled or in any way altered, nor may it be modified by custom and usage of trade or course of dealing, except by an instrument in writing and signed by both of the parties hereto. All amendments or modifications of this Agreement shall be binding only if in writing and executed by both parties.

     b. WAIVER. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

     c. SEVERABILITY. In the event that any provision is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY AGREED THAT IN THE EVENT ANY REMEDY IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL OTHER REMEDIES AND LIMITATIONS OF LIABILITY AND EXCLUSION OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT.

     d. VALIDITY, FORUM, LAWS AND CONSTRUCTION. (a) Disputes or controversy (except for those related to copyright and any other intellectual property claims) between the parties hereto arising under this Agreement or in any other agreement or document executed and delivered by the parties in connection with the transactions contemplated hereby shall, upon written demand of any party hereto, be submitted to and be resolved by binding arbitration in the City of Los Angeles pursuant to the rules, regulations, practices and procedures then prevailing of the American Arbitration Association. Any award or decision rendered shall be made by means of a written opinion explaining the arbitrator(s)' reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto. The arbitrator(s) may not amend or vary any provision of this Agreement. Judgment on the award rendered by the arbitrator(s) may be entered in any court having Jurisdiction.

     (b)The legal relations between the parties shall be governed by the laws of the State of California, regardless of the choice of law provisions of California or any other jurisdiction. Litigation or arbitration of disputes under this Agreement shall be conducted in Los Angeles, California. The parties further agree not to disturb such choice of forum, hereby waive the personal service of any and all process upon them, and consent that such service of process may be made by certified or registered mail, return-receipt requested, addressed to the parties as set forth in this Agreement.

     e. BREACH. Neither party shall be in breach of any of its obligations hereunder unless and until it shall have been given written notice of such specifying the nature of such breach and the breaching party shall have failed to cure such breach within the periods provided for herein, except in the case of an alleged breach involving misuse of proprietary information the notice period shall be five (5) business days.

     f. ASSIGNMENT. Agent may not assign this Agreement or any of its rights or obligations hereunder (including without limitation rights and duties of performance) to any third party or entity, and this Agreement may not be assigned involuntary or by operation of law, without the CANDLE's prior written consent.

     g. BENEFIT OF SUCCESSORS AND ASSIGNS. All rights and obligations of this Agreement shall inure to the benefit of the parties and their respective successors in title and assigns notwithstanding any change in the constitution or amalgamation or reconstruction of the parties or their respective successors or assigns.

     h. NO PARTNERSHIP OR AGENCY. Nothing in this Agreement shall be construed as creating a joint venture, partnership, agency, employment relationship or franchise relationship, nor shall either party have the right, power or authority to create any obligations or duty, express or implied, on behalf of the other party hereto, it being understood that the parties are independent contractors vis-a-vis one another.

     i. NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties, unless so stated to the contrary.

     j. EXCUSED PERFORMANCES. Neither party shall be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of the Services, resulting directly or indirectly from Acts of God, acts of civil or military authority, civil disturbances, fire, transportation contingencies, shortages of facilities, fuel, energy, labor or materials, or laws, regulations, acts or order of any government agency or official thereof, other catastrophes, or any other circumstances beyond its reasonable control.

     k. NOTICES. All notices and demands hereunder shall be in writing and shall be served by personal service telex or by mail at the following addresses:

FOR CANDLE:         CANDLE CORPORATION
                         General Counsel
                         2425 Olympic Blvd.
                         Santa Monica, CA  90404

FOR AGENT:          Bruno Lerer

                    _______________________________
                    _______________________________
                    _______________________________


     l. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     m. AUTHORITY TO EXECUTE. Each party to this Agreement represents and warrants that it has full power to enter into this Agreement.

     n. CAPTIONS. The section headings and captions contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

     o. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and contact between the parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings and agreements between the parties with respect to the subject matter hereof, all of which representations, communications, understandings and agreements are hereby canceled to the extent they are not specifically merged herein. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date specified below.


For and on behalf of: Level Systems Inc.     For and on behalf of: CANDLE CORPORATION


Signature:                                   Signature:
          --------------------------                   --------------------------


Printed Name:                                Printed Name:
             -----------------------                      -----------------------


Title:                                       Title:
      ------------------------------               ------------------------------


Date:                                        Date:
     -------------------------------              -------------------------------

                                      EXHIBIT A

                               LIST OF CANDLE PRODUCTS

Candle Command Center for MQ
MQ Secure